Exhibit 4.11

(Translation, for reference only)

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

(Privileged and Strictly Confidential)

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT

ChipMOS TECHNOLOGIES (BVI) LTD.

(as Transferor)

AND

TIBET UNIGROUP GUOWEI INVESTMENT CO LTD.

(as Transferee)

AND

ChipMOS TECHNOLOGIES INC.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

Index

ARTICLE 1 DEFINITION		2

1.1	DEFINITION	2
1.2	INTERPRETATIONS	5

ARTICLE 2 EQUITY TRANSFER		6

2.1	SALE AND PURCHASE OF THE TARGET EQUITY INTEREST	6
2.2	PURCHASE PRICE	6
2.3	CLOSING	6
2.4	PAYMENT OF PURCHASE CONSIDERATION	7
2.5	TRANSFEROR’S DELIVERABLES AT CLOSING	7
2.6	OBTAINING OF RIGHTS	7

ARTICLE 3 CHIPMOS TECHNOLOGIES’ AND TRANSFEROR’S REPRESENTATIONS AND WARRANTIES		8

ARTICLE 4 TRANSFEREE’S REPRESENTATIONS AND WARRANTIES		8

4.1	ORGANIZATION AND AUTHORITY	8
4.2	GOVERNMENT APPROVAL	8
4.3	NO CONFLICT	9

ARTICLE 5 SPECIAL PROVISIONS		9

5.1	PRE-CLOSING OBLIGATIONS	9
5.2	OBLIGATIONS OF THE PARTIES	10
5.3	ACCESS TO INFORMATION	11
5.4	DEVELOPMENT NOTIFICATION	11
5.5	THIRD PARTY’S NOTICE AND CONSENT	11
5.6	CONFIDENTIALITY	11
5.7	TAXES AND EXPENSES	12
5.8	LOSSES AND PROFITS	12
5.9	TRANSFER TO THE STRATEGIC INVESTORS	13
5.10	LAND PLANNING	13
5.11	ENVIRONMENTAL IMPACT ASSESSMENT ACCEPTANCE	13
5.12	ACCOUNTING SYSTEM	14
5.13	ULTIMATE ACTUAL CONTROLLING PERSON	14
5.14	FURTHER ACTIONS	14

ARTICLE 6 CLOSING CONDITIONS		14

6.1	CONDITIONS PRECEDENT TO TRANSFEROR’S CLOSING OBLIGATIONS	14
6.2	CONDITIONS PRECEDENT TO TRANSFEREE’S CLOSING OBLIGATIONS	15

ARTICLE 7 BREACH AND INDEMNITY		17

7.1	CONTINUATION OF REPRESENTATIONS AND WARRANTIES	17
7.2	INDEMNITY AND OTHER REMEDIES	17

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

ARTICLE 8 ENTERING INTO FORCE, TERMINATION, ASSIGNMENT AND INHERITANCE		18

8.1	ENTERING INTO FORCE	18
8.2	TERMINATION	18
8.3	EFFECT OF TERMINATION	19
8.4	ASSIGNMENT AND INHERITANCE	19

ARTICLE 9 GOVERNING LAW AND DISPUTE RESOLUTION		19

9.1	GOVERNING LAW	19
9.2	DISPUTE RESOLUTION	19

ARTICLE 10 MISCELLANEOUS		20

10.1	NOTICES	20
10.2	SEVERABILITY	21
10.3	AMENDMENT	22
10.4	WAIVER	22
10.5	ENTIRE AGREEMENT	22
10.6	WAIVER AND REMEDY	22
10.7	COMPULSORY PERFORMANCE	22
10.8	LANGUAGE AND COUNTERPART	23
10.9	ADMINISTRATION FOR INDUSTRY AND COMMERCE VERSION	23

SCHEDULE 1 THE TARGET COMPANY’S SHARE STRUCTURE AT THE CLOSING		25

ANNEX 1 DISCLOSURE SCHEDULE		26

ANNEX 2 CHIPMOS TECHNOLOGIES’ AND TRANSFEROR’S REPRESENTATIONS AND WARRANTIES		27

ANNEX 3 CERTIFICATION FORMAT OF CHIPMOS TECHNOLOGIES’ AND THE TRANSFEROR’S COMPLIANCE WITH THEIR REPRESENTATIONS AND WARRANTIES		37

ANNEX 4 FORMATS OF JOINT VENTURE AGREEMENT AND ARTICLES OF ASSOCIATION		38

ANNEX 5 FORMAT OF BUSINESS MANAGEMENT CONSULTING SERVICE AGREEMENT		39

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement is executed by the following parties in Beijing, China on November 30, 2016.

(1)	ChipMOS TECHNOLOGIES (BVI) LTD., a company limited by shares organized and existing under the laws of British Virgin Islands whose registered office is at P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Transferor”);

(2)	Tibet Unigroup Guowei Investment Co., Ltd., a limited liability company organized and existing under the laws of the PRC, whose registered address is at No. 3-16, Kangda Qi Mao Town, No. 158, Jinzhu W. Rd., Lhasa City, PRC (“Transferee”); and

(3)	ChipMOS TECHNOLOGIES INC., a company limited by shares organized and existing under the laws of Taiwan, having its registered office at No. 1, Yanfa 1st Rd., Hsinchu Science Park, Taiwan, holding 100% of the shares in the Transferor (“ChipMOS TECHNOLOGIES”).

The above three parties are collectively referred to as the “Parties,” the Transferor and the Transferee are collectively referred to as “Both Parties,” and the Parties are each referred to as a “Party.”

RECITALS

WHEREAS, ChipMOS TECHNOLOGIES (Shanghai) LTD. (“Target Company”) is a limited liability company (wholly foreign owned) established on June 7, 2002 in accordance with the laws of the PRC with registered capital of one hundred and eighty-two million United States Dollars (USD182,000,000), with its registered address at No. 9688, Songze Avenue, Block C, Qingpu Industrial Zone, Shanghai, PRC. Currently, the Transferor holds the registered capital of one hundred and eighty-two million United States Dollars (USD182,000,000) of the Target Company, representing 100% of the equity interest in the Target Company. The Target Company is processing the change of its registered capital from United States Dollars to Renminbi, and upon the completion of such process, the registered capital of the Target Company will be one billion, three hundred and ninety-four million, eight hundred and twenty-six thousand, eight hundred and ninety-two Renminbi (RMB1,394,826,892);

WHEREAS, both ChipMOS TECHNOLOGIES and the Transferor agree to, subject to the terms and conditions of this Agreement, sell and transfer to the Transferee the capital contribution of eighty-seven million, three hundred and sixty thousand United States Dollars (USD87,360,000) in the Target Company currently held by the Transferor (the corresponding registered capital in Renminbi amount shall be six hundred and sixty-nine million, five hundred and sixteen thousand and nine hundred (RMB669,516,900) after the Target Company’s registered capital is changed from United States Dollars to Renminbi), which represents 48% of the equity interest in the Target Company (“Target Equity Interest”), and the Transferee agrees to purchase the Target Equity Interest subject to the terms and conditions of this Agreement. Meanwhile, the Parties will raise capital to the Target Company in accordance with the specification under the Joint Venture Agreement;

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

NOW THEREFORE, in consideration of the above and in the basis of mutual agreement and commitment as stipulated hereinafter, the Parties hereby agree as follows:

ARTICLE 1 DEFINITION

1.1	Definition

Unless otherwise indicated in this Agreement, the following terms shall have the meanings ascribed to each of them respectively below:

“Agreement” means this Equity Interest Transfer Agreement (including all schedules and annexes to this Agreement, which shall be integral parts of this Agreement) duly executed by the Parties, as may be amended from time to time in accordance with the relevant provisions hereof.

“Representative” means with respect to any Person, any associated company of such Person and any director, senior executive officer, employee, agents or consultants (including but not limited to financial consultant, legal consultant and accountant) of such Person or such associated company.

“Laws” means all applicable laws, regulations, rules and orders promulgated by any legislative institution, judicial institution, government agency, stock exchange or other self-regulatory body, including any laws, statutes or other legislative measure and any regulations, rules, treaties, orders, decrees or judgments.

“Equity Transfer” means the act of the Transferor transferring the Target Equity Interest to the Transferee in accordance with the terms and conditions of this Agreement.

“Related Party” means with respect to any Person, any other Person directly or indirectly Controls or is Controlled by such Person or is under common Control with such Person by any third party. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the others to determine the management and policies of a Person, whether through ownership of voting securities by contract or otherwise, including (a) directly or indirectly owning 50% or more issued stocks or other shares of such Person; (b) directly or indirectly owning 50% or more voting right of such Person; or (c) having the power to directly or indirectly appoint a majority of the members of the board of directors or similar governing body of such Person. The terms “Controls” and “Controlled by” shall be interpreted accordingly. For clarity, Transferee’s Related Party shall only include Tsinghua Unigroup Ltd. (or its successor) and the subsidiaries controlled by it; furthermore, any Person shall not be regarded as Transferee’s Related Party merely because such Person is also controlled by the government.

“Company Assets” means all assets and right and interest owned by the Target Company, including all assets and right and interest as set forth in the Target Company’s financial statement and other assets and right and interest otherwise obtained by the Target Company after the date of its financial statement.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

“Company Business” means all business that the Target Company is legally entitled to engage in, which includes but is not limited to the assembly and testing services of semiconductor (silicon and compound semiconductor) and integrated circuit (including subsystem and module), technology development, technology service, and the sales of self-produced products.

“Company Indebtedness” means any and all indebtedness, liability and obligations of any nature, including any indebtedness incurred by any law, litigation, administrative sanction or government orders and any contract, agreement, arrangement, commitment or warranty, regardless of whether or not it is reflected on the balance sheet, whether it is due or is becoming due, or whether it is determined or contingent.

“Articles of Association” means the amended and restated Articles of Association of the Target Company signed by Both Parties and the Strategic Investors in accordance with the forms as set forth in Annex 4.

“Joint Venture Agreement” means the Sino-foreign Joint Venture Agreement in relation to the Target Company signed by Both Parties and the Strategic Investors in accordance with the forms as set forth in Annex 4.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement delivered by the Transferor to the Transferee, dated as the date of this Agreement or the Closing Date (as appropriate), which constitutes a part of this Agreement.

“Encumbrance” means (1) any mortgage (whether fixed or floating), pledge, lien, warrant, guarantee, deed of trust, tenure, security interest or other encumbrance of any kind securing or conferring any priority of payment in respect of any obligation of any Person (except as provided by Laws), including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to those of the granting of security under applicable Law; (2) any appointment of proxy, power of attorney, voting agreement, interest, option, right of first offer, negotiation, refusal or transfer restriction in favor of any Person; and (3) any claim that is unfavorable to tenure, possession, or use.

“Renminbi” or “RMB” means the lawful currency of the PRC.

“United States Dollar” or “USD” means the lawful currency of the United States of America.

“Person” means a natural person, corporation, joint venture, enterprise, partnership, trust, unincorporated organization, limited liability company, company limited by shares, government or any Government Authority or department, or any other entity.

“Social Security Funds” means pension insurance fund, medical insurance fund, unemployment insurance fund, employment injury insurance fund and maternity insurance fund.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

“Taxation” means any form of tax, fees or other charges levied by any Government Authority (including any and all interest, fine, surtax and extra fees), including but not limited to, the tax or other charges levied on income, royalty, contingent income or other profit, property, salary, social security or unemployment compensation, etc.; the tax or other charges in the nature of consumption tax, withholding tax, transfer tax, value-added tax or business tax; license, registration and document charges; and tariff, taxation and other similar charges.

“Claim” means any claim, lawsuit, arbitration, inquiry, or investigation procedure raised by or brought to any Government Authority or non-government department, including any claim regarding deprivation, confiscation or property requisition.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Beijing or Hsinchu, Taiwan, are authorized or obligated by applicable Laws or executive order to close.

“Business License” means the Target Company’s existing business license issued by the Registration Authority.

“Government Authority” means national, provincial, local or similar governmental, regulatory or administrative body, department or committee, or any court, tribunal or judicial or arbitral body of the PRC or any other country.

“Government Order” means any order, judgment, injunction, notice, instruction, rule, decision or award of any Government Authority.

“MOFCOM” means the Ministry of Commerce of the PRC or, in certain cases, other qualified regional Ministry of Commerce.

“Registration Authority” means the State Administration for Industry and Commerce of the People’s Republic of China, or, in certain cases, other qualified local Administration for Industry and Commerce.

“PRC” means, for the purpose of this Agreement, Mainland China, i.e., the People’s Republic of China.

“Chinese Accounting Standards” means Accounting Standards for Business Enterprises of the PRC, as amended from time to time.

“Material Adverse Effect” means any adverse effect satisfying all of the following conditions for a Party or the Target Company (as applicable): (1) an event (including representation, warranties and undertakings, etc.) incurs damage, loss and/or liability (collectively as “Adverse Effect”) to operation, business, condition (business, technological, legal or financial condition, etc.), asset or liability; (2) the Adverse Effect amount in one single event alone exceeds fifteen (15) million Renminbi (RMB 15,000,000) or the Adverse Effect and other events result in adverse effect on a Party or the Target Company (subject to the actual condition) in aggregate exceeding thirty (30) million Renminbi (RMB 30,000,000).

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

“Long Stop Date” means the 365th day after the signing of this Agreement.

“Strategic Investors” means the specific investors to whom were transferred approximately 7% equity interest of the Target Company from the Transferor at the same time of or prior to the Equity Transfer (as set forth in Joint Venture Agreement).

“2011 Technology Transfer Agreement” means the Technology Transfer Agreement entered into by the Target Company and ChipMOS TECHNOLOGIES (Bermuda) LTD. on October 3, 2011 and the Assumption Agreement entered into by the Target Company and ChipMOS TECHNOLOGIES on August 19, 2016, as assumed by ChipMOS TECHNOLOGIES on October 31, 2016, and subsequent amendments thereto.

“2016 Technology Transfer and License Agreement” means the Technology Transfer and License Agreement entered into by the Target Company and ChipMOS TECHNOLOGIES on May 27, 2016, the Addendum to Technology Transfer and License Agreement dated August 5, 2016, and subsequent amendments thereto.

1.2	Interpretations

1.2.1	The phase “directly or indirectly” means directly or indirectly by one or more middlemen through contractual or other lawful arrangements; “direct or indirect” has the same meaning.

1.2.2	“Including” and similar words are not words of limitation, and “but not limited to” shall be viewed as following “including” when explaining “including.”

1.2.3	Except as otherwise provided in the context, “above” and “below,” includes the number, but “greater than,” “over,” “less than,” and “under” do not include the number.

1.2.4	Except as otherwise provided in the context, all the pronouns (including both gender-specific pronouns and gender-neutral pronouns) include the masculine, feminine, and neutral gender.

1.2.5	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement.

1.2.6	The written form includes words that are reproduced in an easily readable and maintainable form.

1.2.7	Any mention of a document means the document and its subsequent amendments.

1.2.8	Except as otherwise provided, the terms Article, Section, Item, Attachment and Schedule mean the Article, Section, Item, Attachment and Schedule of this Agreement.

1.2.9	Any mention of a Law means the Law and its amendment and repromulgation from time to time.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

ARTICLE 2 EQUITY TRANSFER

2.1	Sale and Purchase of the Target Equity Interest

In accordance with the terms and conditions of this Agreement, the Transferor shall sell and transfer to the Transferee the Target Equity Interest, and the Transferee shall purchase from the Transferor the Target Equity Interest. After the completion of the Equity Transfer, the Transferee shall hold forty-eight percent (48%) of the equity interest of the Target Company, representing eighty-seven million, three hundred and sixty thousand United States Dollars (USD87,360,000) in the registered capital of the Target Company or six hundred and sixty-nine million, five hundred and sixteen thousand and nine hundred Renminbi (RMB669,516,900) in the registered capital of the Target Company after the Target Company’s registered capital is changed from United States Dollars to Renminbi. (For the avoidance of doubt, the effect on the Target Company of Transferee’s raise of capital during this transaction will not be considered; the same shall apply below.)

The Target Company’s equity structure at the Closing (as defined below) of the Equity Transfer under this Agreement has been attached hereto as Schedule 1, “The Target Company’s share structure at the Closing.”

2.2	Purchase Price

Based on the asset assessment report issued by Beijing Zhuoxin Dahua Asset Assessment Co., Ltd. on November 30, 2016 (“Assessment Report”) and through amicable negotiation of the Parties, the Parties agree that subject to the result of the recordation of the state-owned assets assessment report in connection with the Equity Transfer to be processed by the Transferee, the purchase price of the Target Equity Interest shall be four hundred and thirty-five million, one hundred and eighty-five thousand, nine hundred and eighty-five Renminbi (RMB435,185,985). If the relevant authority rejects the recordation of the foregoing Assessment Report or raises objection against the purchase price or this transaction, then the Parties shall, according to relevant laws and regulations, use their best endeavors to negotiate a solution (including adjusting the purchase price or deal structure).

The purchase price as determined according to this Section 2.2 shall be referred to as “Purchase Price” or “Purchase Consideration” (as appropriate).

2.3	Closing

Subject to the terms and conditions of this Agreement, Both Parties shall procure the closing of the Equity Transfer (“Closing”) to take place at the fifth (5th) Business Day after all the conditions set forth in Article 6 of this Agreement have been fulfilled (or waived by the relevant Party) or at such later date as the Parties may agree (provided that such date shall not be later than the Long Stop Date), and at the place as the Parties shall agree or through remote file exchange. The date when the Closing occurs shall be referred to as the “Closing Date.”

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

2.4	Payment of Purchase Consideration

2.4.1	On or prior to the Closing Date, the Transferee shall pay the Purchase Consideration in RMB in one lump sum payment by wire transfer to the Transferor’s following bank account:

Account Name: ChipMOS TECHNOLOGIES (BVI) LTD.

Account Opening Bank: Bank of Taiwan, Shanghai Branch (2nd generation branch No.: 528290000015)

Account Number: NRA903027701908000001

Bank Address: 30 F., No. 1788, W. Nanjing Rd., Jing’an District, Shanghai, PRC

Postcode: 200040

2.5	Transferor’s Deliverables at Closing

At the Closing, the Transferor shall deliver or cause the Target Company to deliver to the Transferee:

(1)	the receipt evidencing the payment of Purchase Consideration made by the Transferee at the Closing;

(2)	photocopies of the register of shareholders of the Target Company (showing that the Transferee is a shareholder of the Target Company);

(3)	capital contribution certificate to be issued by the Target Company to the Transferee in relation to the Target Equity Interest; and

(4)	The written statement signed by the Transferor (the content and form are attached hereto as Annex 3).

2.6	Obtaining of Rights

2.6.1	The Parties agree that, irrespective of when the registration of Equity Transfer and the change of directors and legal representative with the Administration for Industry and Commerce will be processed, the right to the Target Equity Interest and all other rights and interests in relation to the Target Equity Interest which was originally owned by the Transferor shall not be transferred to the Transferee until the Closing Date. This includes the director(s), supervisor(s) and legal representative appointed by the Transferee not being entitled to exercise relevant powers until the Closing Date; the arrangement during the transition period shall be made by the Parties according to other clauses under this Agreement.

2.6.2	For the avoidance of doubt, subject to the occurrence of Closing, the Transferee shall have the right to obtain all the undistributed profit (if any) based on its shareholding percentage from the Target Company prior to the Closing (including prior to the date of this Agreement and from the date of this Agreement to the Closing Date); if, for any reason, the Transferee is not able to exercise such right, then the Transferee shall have the right to make adjustment to the Purchase Price accordingly.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

ARTICLE 3 CHIPMOS TECHNOLOGIES’ AND TRANSFEROR’S

REPRESENTATIONS AND WARRANTIES

Except as otherwise disclosed in the Disclosure Schedule attached as Annex 1 to this Agreement (such Disclosure Schedule shall be provided to the Transferee on the date of this Agreement; ChipMOS TECHNOLOGIES and the Transferor shall, subject to strict compliance with Section 5.1 of this Agreement, update the Disclosure Schedule on the Closing Date based on the matters occurring during the period from the date of this Agreement to the Closing Date), ChipMOS TECHNOLOGIES and the Transferor shall make the representations and warranties set forth in Annex 2 to this Agreement on the date of this Agreement to the Transferee, and shall make such representations and warranties once again to the Transferee on the Closing Date (which is to be treated as separate representations and warranties made on the Closing Date, and the date of this Agreement mentioned in such representations and warranties shall be referred to as Closing Date, except for those to which a specific date shall be applicable). ChipMOS TECHNOLOGIES and the Transferor hereby acknowledge and recognize that the Transferee’s execution of this Agreement and other transaction documents are based on the foregoing representations and warranties.

ARTICLE 4 TRANSFEREE’S REPRESENTATIONS AND WARRANTIES

Unless otherwise disclosed by the Transferee to the Transferor on the date of this Agreement or Closing Date, the Transferee hereby represents and warrants to the Transferor as of the date of this Agreement and up to the Closing Date as follows:

4.1	Organization and Authority

The Transferee is a limited liability company duly established and validly existing under the PRC Laws. The Transferee has all necessary powers and authorization (1) to enter into this Agreement; (2) to carry out its obligation under this Agreement; and (3) to consummate the transaction contemplated under this Agreement. Due authorization, execution and delivery of this Agreement constitute legal, valid and binding obligations of the Transferee, and can be enforceable against the Transferee in accordance with the terms of this Agreement. The Transferee is not subject to any legal proceedings such as bankruptcy, reorganization, insolvency, litigation or other Claim which may generally result in effect on its creditors’ rights.

4.2	Government Approval

Except as explicitly stipulated in this Agreement, to the Transferee’s best knowledge, the execution, delivery and performance of this Agreement or the consummation of the transaction contemplated under this Agreement does not require any consent, approval, order or authorization from any Government Authority or fulfillment of any recordation or filing procedures with the Government Authority.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

4.3	No Conflict

The Transferee’s execution, delivery and performance of this Agreement will not result in: (1) any violation of any provision of its constitutional documents; (2) any violation of the Law applicable to it or its properties or business; (3) breach of any agreement, contract or documentation to which it is a party.

ARTICLE 5 SPECIAL PROVISIONS

5.1	Pre-Closing Obligations

Both ChipMOS TECHNOLOGIES and the Transferor undertake and agree that, during the period from the date of this Agreement to the Closing Date, unless obtaining the prior written consent of the Transferee, ChipMOS TECHNOLOGIES and the Transferor shall ensure the Target Company:

(1)	To carry out the Company Business in accordance with its past business practice and regular business process, to maintain the existing relationship with its customers and other Persons having important business relationship with the Target Company, and to maintain the validity of all material licenses and certificates which are necessary for the carrying out of the Company Business;

(2)	Not to pass a resolution of the board of directors for the matters other than the daily business operation (unless such resolution is passed for the performance of the contemplated transaction under this Agreement and/or passed without increasing the Target Company’s obligations);

(3)	Not to waive any of its rights in relation to any litigation or arbitration proceedings, except where such proceeding is initiated due to a dispute involving the daily business operation which has no Material Adverse Effect on the Target Company and the disputed amount does not exceed two million Renminbi (RMB2,000,000);

(4)	Not to repay any money or make any payment to its shareholder (except for the royalty fees to be paid according to the 2011 Technology Transfer Agreement and the 2016 Technology Transfer and License Agreement);

(5)	Not to declare or distribute any profit to its shareholders; and

(6)	There will be no material change as set forth in Item 10 of Annex 2 to this Agreement (for the avoidance of doubt, the circumstances disclosed in the Disclosure Schedule by the Transferor on the date of this Agreement shall be excluded).

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

5.2	Obligations of the Parties

5.2.1	After signing this Agreement, the Parties shall, as soon as practicable, apply to and procure the Target Company to apply to the PRC Government Authority for the following approvals, registration and recordation with respect to the Equity Transfer (collectively referred to as the “Government Approvals”):

(1)	The Target Company shall process the amendments to the registrations of the Equity Transfer, the Target Company’s change into a sino-foreign joint venture company, and the amendments to the registration of the directors and legal representative, and obtain the new Business License after the completion of the Equity Transfer;

(2)	The Target Company shall file with the MOFCOM for the recordation of the Equity Transfer and the Target Company’s change into a sino-foreign joint venture company;

(3)	The Target Company shall register the change of the Target Company’s foreign exchange registration with respect to the Equity Transfer with its account opening bank;

(4)	The Target Company shall record the change of the tax registration with respect to the Equity Transfer with its competent tax authority (if applicable);

(5)	The Transferee shall file to the corresponding local tax authority for the recordation of this Agreement and the foreign exchange payment in connection with the Equity Transfer; and

(6)	The Transferee shall apply to its account opening bank for the foreign exchange registration of direct investment for the remittance of the Purchase Consideration and shall obtain the relevant foreign exchange registration documentation (if applicable).

5.2.2	After signing this Agreement, the Transferee shall, as soon as practicable, file with the Ministry of Education through Tsinghua University for the recordation of the asset assessment result of the Target Equity Interest (“SASAC Recordation”).

5.2.3	After the signing of this Agreement, ChipMOS TECHNOLOGIES shall, as soon as practicable, file with the Taiwan Investment Commission for its approval with respect to the transfer of the Target Equity Interest and the transfer of the Target Company’s shares to the Strategic Investors (“IC Approval”).

5.2.4	Prior to the Closing, any Party shall promptly notify the other Parties in writing of any of the facts, changes, conditions, circumstances or any event whether occurred or not, which is known to such Party, and will cause or, as reasonably anticipated, is likely to cause the failure to satisfy any of the conditions set forth in Article 6.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

5.3	Access to Information

From the date of this Agreement to the Closing, ChipMOS TECHNOLOGIES and the Transferor shall, and shall procure the Target Company to, upon receipt of the Transferee’s prior written notice, without violation of any regulations and without affecting the Target Company’s daily operation (upon the reasonable request of the Transferee or the Target Company, the Transferee shall sign a customary non-disclosure agreement with the Transferor or the Target Company): (1) allow the Transferee and its Representatives to have reasonable access to the Target Company’s office, assets, account books and records during reasonable time; and (2) provide the Transferee and its Representatives with further financial and operating data and other information (or hardcopies thereof) related to the Company Business as the Transferee may reasonably require from time to time.

5.4	Development Notification

At any time prior to the Closing, any Party shall promptly notify any other Parties in writing of the following events: (1) any event occurring after the signing of this Agreement that will, as reasonably anticipated, cause the breach of such Party’s statements, representations and warranties under this Agreement; (2) other events and their developments which may have Material Adverse Effect on any Party, this Agreement and/or the Target Company.

5.5	Third Party’s Notice and Consent

ChipMOS TECHNOLOGIES and the Transferor shall procure the Target Company to serve a notice to the third parties as listed in Item 4 of the Disclosure Schedule in a timely manner and shall obtain the consent of such third parties with respect to the Equity Transfer under this Agreement. The Transferee agrees that ChipMOS TECHNOLOGIES and the Transferor can provide relevant information to such third parties to the extent necessary, and the provision of relevant information shall not be deemed as a breach of Section 5.6 of this Agreement. Without the prior written consent of the Transferee, the Target Company shall not, for the purpose of obtaining the third parties’ consent, incur additional costs or bear additional obligations, except that the additional costs or obligations are in aggregate less than two million Renminbi (RMB2,000,000) and the bearing of such costs or obligations will not have Material Adverse Effect on the Target Company.

5.6	Confidentiality

5.6.1	The existence of this Agreement and its contents, any negotiation and document related to this Agreement and the Equity Transfer, and any information disclosed by any Party, through itself or a third party, to any other Parties or such Parties’ Representatives shall be deemed as confidential information. None of the Parties shall disclose the confidential information to a non-related third Person, unless such information: (1) is or has become available to the public other than as a result of the receiving Party’s or its Representatives’ breach of this Agreement; (2) has been known to the receiving Party or its Representatives prior to the disclosure of such information according to this Agreement; (3) is required to be disclosed by the applicable Laws; or (4) is disclosed based on the prior written agreement of the Parties. The covenant under this Section shall remain in force within five (5) years following the date of this Agreement.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

5.6.2	If any Party or its Related Party, in accordance with the requirement of the applicable Laws, regulations or rules of any securities market, is requested to disclose the existence of this Agreement and the Equity Transfer and its relevant provisions, such Party shall, prior to its disclosure, serve a notice to any other Parties, and shall exercise all the rights it is possibly entitled to, to seek for the confidential treatment concerning such disclosure to the maximum extent, and shall not disclose any information which it is not obliged to disclose according to such requirement.

5.7	Taxes and Expenses

5.7.1	All taxes generated from or in connection with the contemplated transaction under this Agreement and payable by one Party pursuant to the applicable Laws shall be solely borne by such Party as required under the applicable Laws. For the avoidance of doubt, the Transferee shall have the right to withhold from the Purchase Consideration such amount equivalent to the PRC Taxation payable by the Transferor in respect of the Equity Transfer (if any), and such withholding PRC Taxation shall be deemed as a portion of the transfer price paid by the Transferee to the Transferor. To this end, the Transferor shall provide the Transferee with all necessary documents and necessary cooperation and assistance in a timely manner, in order for the Transferee to declare and pay for such Taxation in a timely manner. The Transferee shall also seek the Transferor’s opinions and obtain its confirmation with respect to the tax payment (unless otherwise expressly requested by the tax authority and the Transferee immediately serves a notice of such to the Transferor) prior to its payment of such tax, and the Transferee shall deliver to the Transferor the evidence of completion of payment of such tax in a timely manner.

5.7.2	Unless otherwise indicated in this Agreement, each Party shall bear its own costs, including but not limited to, attorney fees, accountant and/or asset assessment charges or any other expenses incurred in connection with the negotiation, execution and performance of this Agreement.

5.7.3	The expenses incurred in connection with the Government Approvals under Items (1) to (4) of Section 5.2.1 of this Agreement shall be borne by the Target Company.

5.8	Losses and Profits

If during the period from October 1, 2016 to the Closing Date, the net profit of the Target Company is negative (subject to the audited result concluded by the auditor entrusted by the Transferee for the purpose of this transaction based on the Target Company’s financial statement dated September 30, 2016), the Transferor shall make up for the corresponding shortfall to the Target Company or the Transferee shall deduct the corresponding amount from the Purchase Price (the amount deducted shall be calculated based on the shareholding percentage of the Transferee in the Target Company after the Closing), except as otherwise agreed by the Parties in connection with the solutions of losses and profits under this Section.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

5.9	Transfer to the Strategic Investors

5.9.1	Prior to the Closing, the Transferor shall enter into equity interest transfer agreements with the relevant Strategic Investors, proposing to transfer approximately seven percent (7%) of the equity interest in the Target Company held by the Transferor to such Strategic Investors, and thereby the Transferor will hold approximately forty-five percent (45%) of equity interest in the Target Company.

5.9.2	ChipMOS TECHNOLOGIES and the Transferor undertake that, unless otherwise agreed by the Transferee (including the stipulations in the Joint Venture Agreement and/or other relevant transaction documents signed by the Transferee), the terms and conditions for the Transferor’s transfer of its shares to the Strategic Investors shall not be more favorable than the relevant terms and conditions set forth in this Agreement. If the Transferor shall provide the Strategic Investors with more favorable conditions than those to the Transferee, the Transferee shall automatically obtain such more favorable conditions. After the Transferor and the Strategic Investors sign the relevant transaction documents concerning the relevant Equity Transfer, the Transferor shall provide one copy of such documents to the Transferee.

5.9.3	Simultaneously with the signing of this Agreement, Both Parties shall sign the Joint Venture Agreement and the Articles of Association with the Strategic Investors, and the Target Company shall go through the formalities of the registration and recordation with respect to the Equity Transfer and the contemplated Equity Transfer from the Transferor to the Strategic Investors.

5.10	Land Planning

After the signing of this Agreement, the Parties shall endeavor to communicate with the relevant Government Authority not to carry out the road opening and expansion. If the road will still be opened and expanded, the Parties shall endeavor to seek for optimized proposal to make the road not to pass through the Target Company. The Transferor covenants that the fair value of the assets (excluding the increased capital) and the operation of the Target Company, before the Target Company goes public, shall not be affected by the road opening. If the Target Company shall be affected due to the road expansion, ChipMOS TECHNOLOGIES and the Transferor shall indemnify the Target Company and hold the Target Company harmless against any losses. If the Target Company shall receive any economic compensation (including cash compensation or enjoying any favorable policies) from the government because of the road expansion, it shall firstly use such government compensation to cover the losses of the Target Company, and if there is any deficiency, ChipMOS TECHNOLOGIES and the Transferor shall make up for the deficiency in accordance with this Section. After the Target Company is listed, the covenants and liabilities of ChipMOS TECHNOLOGIES and the Transferor for compensation under this Section 5.10 shall no longer be applicable.

5.11	Environmental Impact Assessment Acceptance

In terms of the environmental protection facilities for which the Target Company has not yet applied for formal acceptance with Shanghai environmental protection department, ChipMOS TECHNOLOGIES and the Transferor undertake to procure the Target Company to complete such acceptance (if needed) according to the Laws, and hold the Transferee harmless against the negative effect arising directly from the acceptance.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

5.12	Accounting System

Within two (2) years after the Closing Date, the Parties will jointly assist the Target Company to further establish a sound and independent financial calculating system, normative financial accounting system and financial management system, to use the financial software with independent and permanent use right, and to be equipped with independent financial personnel, so as to enable the Target Company to make financial decisions independently.

5.13	Ultimate Actual Controlling Person

ChipMOS TECHNOLOGIES undertakes that, during the term of the Joint Venture Agreement, except for the permitted transfer agreed in the Joint Venture Agreement, without the prior written consent of the Transferee, ChipMOS TECHNOLOGIES shall retain its status as the ultimate actual controlling Person and equity owner of the Transferor, and undertakes to procure the Transferor to fully perform all its obligations under this Agreement and the Joint Venture Agreement.

5.14	Further Actions

The Parties shall, for the implementation of the provisions of this Agreement and the conclusion of the contemplated transaction under this Agreement, execute and deliver the reasonable required documents, and take further reasonable and necessary actions.

ARTICLE 6 CLOSING CONDITIONS

6.1	Conditions Precedent to Transferor’s Closing Obligations

The obligations of ChipMOS TECHNOLOGIES and the Transferor to consummate the contemplated transactions under this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, unless otherwise waived by ChipMOS TECHNOLOGIES and the Transferor in writing:

(1)	The representations and warranties of the Transferee contained in this Agreement shall be true and correct in all material respects on and as of the date when they were made and on and as of the Closing (except where any of the representations or warranties of the Transferee is untrue or incorrect, but its accumulated effect will not constitute Material Adverse Effect on the Transferor). The Transferee shall have complied with and performed in all respects all covenants and agreements indicated in this Agreement to be performed by it on or prior to the Closing Date;

(2)	Having obtained all of the approvals, consents, registrations and recordation from all governments and regulators necessary for the consummation of the contemplated transactions under this Agreement, except for those approvals as set forth in Section 5.2.3;

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

(3)	ChipMOS TECHNOLOGIES and the Transferor shall have obtained the written notice given to the third Persons and the written consent issued to the Target Company by such third Persons in relation to the Equity Transfer as set forth in Item 4 of the Disclosure Schedule (the version signed on the date of this Agreement) and the true copy of other necessary consents from any other Persons (if any);

(4)	The Transferor, the Transferee and the Strategic Investors shall have signed the Joint Venture Agreement and Articles of Association with respect to the Target Company’s change into a sino-foreign joint venture company in the forms as set forth in Annex 4; and

(5)	ChipMOS TECHNOLOGIES shall have signed the Business Management Consulting Service Agreement with the Target Company in the form as set forth in Annex 5.

6.2	Conditions Precedent to Transferee’s Closing Obligations

The obligations of the Transferee to consummate the contemplated transactions under this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, unless otherwise waived by the Transferee in writing:

(1)	The representations and warranties of ChipMOS TECHNOLOGIES and the Transferor contained in this Agreement shall be true and correct in all material respects on and as of the date when they were made and on and as of the Closing (except where any of the representations or warranties of ChipMOS TECHNOLOGIES and the Transferor is untrue or incorrect, but its accumulated effect will not constitute Material Adverse Effect on the Transferee). ChipMOS TECHNOLOGIES and the Transferor shall have complied with and performed in all material respects all covenants and agreements indicated in this Agreement to be performed by them on or prior to the Closing Date. ChipMOS TECHNOLOGIES and the Transferor will provide the Transferee with a written statement signed by their authorized Representative certifying the compliance with the requirement under this Article in the form and with the contents as set forth in Annex 3;

(2)	Having obtained all of the approvals, consents, registrations and recordation from all governments and regulators necessary for the consummation of the contemplated transactions under this Agreement, except for those approvals as set forth in Section 5.2.3;

(3)	ChipMOS TECHNOLOGIES and the Transferor shall have delivered to the Transferee the written notice given to the third Persons and the written consent issued to the Target Company by such third Persons in relation to the Equity Transfer as set forth in Item 4 of the Disclosure Schedule (the version signed on the Closing Date of this Agreement), and the true copy of other necessary consents from any other Persons (if any);

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

(4)	There is no event resulting in Material Adverse Effect nor any event which, as reasonably anticipated, will possibly result in Material Adverse Effect to the Target Company on or prior to the Closing;

(5)	The Transferor, the Transferee and the Strategic Investors shall have signed the Joint Venture Agreement and Articles of Association with respect to the Target Company’s change into a sino-foreign joint venture company in the forms as set forth in Annex 4;

(6)	ChipMOS TECHNOLOGIES shall have signed the Business Management Consulting Service Agreement with the Target Company in the form as set forth in Annex 5;

(7)	If ChipMOS TECHNOLOGIES and the Transferor provide the Transferee with a updated version of the Disclosure Schedule dated at the Closing Date, the contents of such Disclosure Schedule (except for the contents already disclosed in the Disclosure Schedule dated at the date of this Agreement or otherwise agreed by the Transferee in accordance with Section 5.1 of this Agreement) shall be reasonably satisfied by the Transferee. For the avoidance of doubt, if the accumulated effect of the updated contents of the Disclosure Schedule and the contents agreed by the Transferee in accordance with Section 5.1 of this Agreement shall not have Material Adverse Effect on the Transferee, then this Section shall not be applicable;

(8)	The board of directors of the Target Company shall have consisted of five (5) directors, among which three (3) directors (including the chairman) are appointed by the Transferee, and the other two (2) directors are appointed by the Transferor (including a vice-chairman), and the senior management officers of the Target Company shall have been appointed in accordance with the relevant provisions of the executed Joint Venture Agreement;

(9)	Except for Shanghai Zuzhu Business Consulting Partnership (Limited Partnership), the contemplated Equity Transfer to the Strategic Investors under Section 5.9 of this Agreement shall have been completed as agreed or the Strategic Investors shall have provided adequate guarantees to secure their implementation of the Equity Transfer;

(10)	ChipMOS TECHNOLOGIES and the Target Company shall have signed a supplementary agreement to the 2011 Technology Transfer Agreement and the 2016 Technology Transfer and License Agreement, to confirm that the provision which stipulates that ChipMOS TECHNOLOGIES shall have the right to terminate such agreements if the actual controlling Person of the Target Company is changed to the Transferee shall no longer be applicable;

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

(11)	ChipMOS TECHNOLOGIES and the Transferor shall have jointly provided to the Transferee a written document with regard to the business plans of the Target Company for the period from 2017 to 2021. The contents of such written document shall include at least the business, investment, research and development and sales plans and financial forecasting statement, and shall be reasonably acceptable to the Transferee; and

(12)	ChipMOS TECHNOLOGIES and the Transferor shall have jointly provided to the Transferee a written explanation and commitment document on Target Company made by ChipMOS TECHNOLOGIES. The contents of such document shall include at least the stability plan for the employees dispatched by ChipMOS TECHNOLOGIES to the Target Company (including at least the list of the key employees and the remuneration support given to such key employees), the plan for the intellectual property support given to the Target Company and the plan for the development of the Target Company’s research and development ability, and such plans shall be reasonably acceptable by the Transferee.

ARTICLE 7 BREACH AND INDEMNITY

7.1	Continuation of Representations and Warranties

The provisions related to representations and warranties made by the Parties in this Agreement shall continue in full force and effect after the Closing.

Notwithstanding the foregoing, any claim made by either Party under this Agreement in respect of any breach of the other Party’s representations and warranties shall be made on or prior to the second anniversary date following the Closing Date, provided that (1) the Transferee may make claims against the Transferor and ChipMOS TECHNOLOGIES in respect of their representations and warranties set forth in items 1, 2, 5 and 6 in Annex 2 to this Agreement on or prior to the third anniversary date following the Closing Date; and (2) if any representation and warranty becomes invalid due to fraud, willful concealment or committing a crime, such claim shall not be subject to the aforementioned time period. For the avoidance of doubt, if details of the claim including the specific event of breach and claimed amount have been notified in writing from one Party to any other Party within the applicable time period, any such claim shall survive until such claim is finally resolved.

7.2	Indemnity and other Remedies

Unless otherwise indicated in this Agreement and subject to Section 7.1, if any Party breaches any specifications under this Agreement (including but not limited to any representation, warranty or covenant under this Agreement), and such breach is not cured within thirty (30) days after such Party receives a written notice of such breach from the non-breaching Party, the breaching Party shall indemnify the non-breaching Party against all direct economic damage so incurred (including but not limited to reasonable investigation fees, attorney fees and costs related to any Claim, whether such Claim involves any third Person claim, or only involves claims between the Parties), provided that the accumulated indemnification amount paid by any Party in this Agreement shall in no event exceed 100% of the Purchase Price. The breaching Party shall not be subject to any liability if the damage caused by the event of breach or by any breach of the representations and warranties shall be less than one million Renminbi (RMB1,000,000). In addition to the foregoing, the breaching Party shall also take corresponding measures to hold the non-breaching Party harmless against any further damage. ChipMOS TECHNOLOGIES and the Transferor shall be deemed as one Party in applying this Section.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

ARTICLE 8 ENTERING INTO FORCE, TERMINATION, ASSIGNMENT AND INHERITANCE

8.1	Entering into Force

This Agreement shall become effective upon being duly executed by the Parties.

8.2	Termination

This Agreement may be terminated if the following events occur prior to the Closing Date:

(1)	ChipMOS TECHNOLOGIES, the Transferor and the Transferee may terminate this Agreement at any time by mutual written consent;

(2)	A Party shall be entitled to terminate this Agreement if any other Party makes one or several representations, warranties or covenants under this Agreement that are untrue, inaccurate or misleading in any significant respect;

(3)	A Party shall be entitled to terminate this Agreement if any other Party breaches any agreement, covenant or obligation under this Agreement, and such breach is not cured or cannot be cured within thirty (30) days after its receipt of the other Party’s written notice of such breach;

(4)	A Party shall be entitled to terminate this Agreement if the Closing fails to take place on or prior to the Long Stop Date; however, if the failure to satisfy the Closing conditions occurs due to the reason attributable to one Party, then such breaching Party shall not be entitled to elect to terminate this Agreement; or

(5)	If the Closing fails to take place within ninety (90) days after the completion of the registration with the Administration for Industry and Commerce as described in Item (1) of Section 5.2.1 under this Agreement, unless otherwise agreed by the Parties in writing, any Party shall be entitled to notify the other Parties to terminate this Agreement; however, if the failure to satisfy the Closing conditions occurs due to the reason attributable to one Party, then such breaching Party shall not be entitled to elect to terminate this Agreement.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

8.3	Effect of Termination

8.3.1	If this Agreement is terminated according to Section 8.2, this Agreement shall become invalid immediately. However, each Party shall continue to be responsible for its liability to the other Parties in connection with any breach that has arisen before termination of this Agreement.

8.3.2	At the time of the termination of this Agreement: (1) if the Target Equity Interest has been registered under the name of the Transferee by the Registration Authority, the Parties shall promptly coordinate with each other to cause the Target Company to, as soon as possible, file to the Registration Authority the application for transferring the Target Equity Interest back to the Transferor, and the Transferee shall promptly revoke the appointments/nominations of its directors and supervisors; (2) if the Transferee has paid the Purchase Consideration to the Transferor, the Transferor shall promptly return all such payment to the Transferee; (3) if the Transferee has paid any PRC withholding Taxation, the Parties shall immediately cooperate to apply to the tax authority for the return of such taxes. The required costs, taxes and expenses incurred in connection with the foregoing matters shall be borne by the Party to which such costs, taxes and expenses are incurred; provided that, if this Agreement is terminated due to the breach of a Party, the breaching Party shall be liable for the aforementioned costs, taxes, expenses and the losses suffered by any other Parties, etc.

8.4	Assignment and Inheritance

None of the rights or obligations under this Agreement may be transferred without the specific written consent of the other Parties to this Agreement. This Agreement shall be binding upon the Parties of this Agreement and their successors and permitted assignees, and shall exist for the interests of the successors and permitted assignees of the Parties of this Agreement.

ARTICLE 9 GOVERNING LAW AND DISPUTE RESOLUTION

9.1	Governing Law

The formation, validity, effect, construction, performance, modification, and termination of this Agreement, and dispute resolution related to this Agreement, shall be governed by the Laws of the PRC.

9.2	Dispute Resolution

9.2.1	In case of any dispute, controversy or Claim arising out of or relating to this Agreement, including, but not limited to, any right, obligation, and liability of this Agreement, pre-Agreement, and post-Agreement, including the formation, validity, interpretation, breach, termination or invalidity thereof (“Dispute”), such Dispute shall be settled by the Parties through discussions in good faith. Such discussion shall begin after any Party provides the other Parties with a written notice of the existence of the Dispute. In case no settlement can be reached through discussion within thirty (30) days after the first Party notifies the other Parties of such Dispute in writing, any Party may submit the Dispute to arbitration under Section 9.2 of this Agreement.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

9.2.2	Any Dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in accordance with the rules of CIETAC Arbitration Rules in force at the time of the execution of this Agreement. The CIETAC Arbitration Rules are deemed to be incorporated into this Section and may be revised by other agreements to this Section. The place of arbitration shall be Shanghai, PRC. The arbitral tribunal shall be composed of three (3) arbitrators, one (1) to be appointed by ChipMOS TECHNOLOGIES/the Transferor, and one (1) to be appointed by the Transferee, and the two (2) arbitrators-elect shall appoint the third arbitrator. If the Parties are unable to agree to a third arbitrator, such third arbitrator shall be appointed by CIETAC under the CIETAC Arbitration Rules. The third arbitrator shall not be a Person of either Mainland or Taiwan regions of the PRC. The third arbitrator shall act as chairman of the arbitral tribunal.

9.2.3	All arbitration proceedings, complaints, written statements, documents, and awards hereunder shall be conducted in the Chinese. All awards shall be quoted and paid in RMB.

9.2.4	The award rendered by the Arbitral Tribunal shall be final and binding upon the Parties participating in the arbitration proceeding.

9.2.5	The arbitration fees shall be paid by one Party or Parties participating in the arbitration proceeding in accordance with the award rendered by the Arbitral Tribunal.

9.2.6	During the period of dispute resolution, the Parties shall continue to perform their obligations under this Agreement in all respects except the matter in Dispute.

ARTICLE 10 MISCELLANEOUS

10.1	Notices

10.1.1	All notices, requests, and other communications hereunder shall be in writing and shall be delivered, faxed, or mailed to the Parties at the following addresses, facsimile numbers or email addresses (or to such other addresses, facsimile numbers, or email addresses as notified in writing to the other Parties at least ten (10) days in advance of such change):

Transferor:	ChipMOS TECHNOLOGIES (BVI) LTD.
Address:	No. 1, Yanfa 1st Road, Hsinchu Science Park, Hsinchu, Taiwan
Recipient:	Lien-Fa Chou, Chairman of the Board
Fax number:	886-3-566-8980
E-mail:	lafair_cho@chipmos.com

Transferee:	Tibet Unigroup Guowei Investment Co., Ltd
Address:	10F Ziguang Building Tsinghua Science Park Haidian District, Beijing
Recipient:	Zhao, Wei Guo, Executive Director
Fax number:	010-82159228
E-mail:	zhaowg@tsinghuatec.com

ChipMOS TECHNOLOGIES	ChipMOS TECHNOLOGIES INC.
Address:	No. 1, Yanfa 1st Rd., Hsinchu Science Park, Taiwan
Recipient:	Shih-Jye Cheng, Chairman of the Board
Fax number:	886-3-566-8980
E-mail:	sj_cheng@chipmos.com

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

10.1.2	Any notice, request, or other communication to be given, delivered or made in accordance with this Section 10.1 shall be deemed to have been given, delivered, or made as follows:

(1)	Any notices, requests, and other communications shall be deemed to have been duly received three (3) Business Days after receipt by the sender of post office’s confirmation of receipt, if delivered within the country by registered or certified mail;

(2)	Any notices, requests, and other communications shall be deemed to have been duly received ten (10) Business Days after receipt by the sender of post office’s confirmation of receipt, if delivered abroad by registered or certified mail;

(3)	Any notices, requests, and other communications shall be deemed to have been duly received at the time of actual delivery, if delivered in person or by courier service;

(4)	Any notices, requests, and other communications shall be deemed to have been duly received upon receipt by the sender of a confirmation of transmission, if delivered by facsimile; and

(5)	Any notices, requests, and other communications shall be deemed to have been duly received upon sending such email (the computer system of the sender shows that the email is duly delivered to the receiver’s device), if delivered by email.

If more than one method described above is used by any Party, such notice, request, or other communication shall be deemed to have been received at the earliest date.

10.2 Severability

In case any provision contained in this Agreement shall be deemed invalid or unenforceable in whole or in part under the applicable Laws, then such provision shall be excluded from this Agreement (only to the extent of the invalid and unenforceable provisions). All the other provisions hereunder shall remain in full force and effect. In such circumstance, each party shall use its best efforts to execute the stipulation and spirit of this Agreement and replace such invalid or unenforceable provisions with valid and enforceable provisions, which are consistent with the spirit and purpose of such provisions.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

10.3	Amendment

Unless the Parties execute written documents, no amendment or modification shall be made to this Agreement.

10.4	Waiver

Any Party may: (1) offer the other Parties an extension period for the fulfillment of any obligation or other act; (2) exempt the other Parties from the inaccuracy in the representation or warranties made under this Agreement or other documents delivered in accordance with this Agreement; or (3) exempt the other Parties from their obligation to comply with certain agreement or the conditions precedents to its obligations in this Agreement. The above extension period or waiver shall not come into effect until signed by the Party or Parties to be bound in writing. Any waiver of any terms and conditions shall not constitute any waiver of its subsequent breach, or any subsequent waiver of the same terms and conditions, or waiver of any other terms and conditions hereunder. Any Party’s failure to raise any claim under this Agreement shall not be construed as a waiver of those rights.

10.5	Entire Agreement

This Agreement constitutes the entire agreement of the Parties relating to the subject matter addressed in this Agreement. This Agreement supersedes all prior oral or written agreements and understandings between the Parties with respect to the subject matter addressed in this Agreement. The attachments and schedules are part of this Agreement.

10.6	Waiver and Remedy

Any failure or delay in exercising any rights or remedies under this Agreement by any Party shall not constitute a waiver of such rights or remedies, and any sole or partial exercise of any rights or remedies shall not prejudice other further exercise of such rights or remedies or exercise of any other rights or remedies. The remedies stipulated under this Agreement can be exercised simultaneously without prejudice to the rights or remedies applicable under the Laws.

10.7	Compulsory Performance

In case any terms and conditions fail to be performed under this Agreement, and such failure will cause irreparable harm, then, in addition to the rights and remedies granted by the Laws or in equity, each Party shall be entitled to exercise the compulsory performance of provisions under this Agreement.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

10.8	Language and Counterpart

10.8.1	This Agreement is written in Chinese.

10.8.2	This Agreement can be executed in as many originals as needed, while each original shall has the same legal effect, and each Party shall retain no less than one (1) original.

10.9	Administration for Industry and Commerce Version

For the purpose of registration formalities and other administrative procedures with Administration for Industry and Commerce, the Transferor and the Transferee will execute several abbreviated versions of this Agreement (“Abbreviated Agreement”), and the provisions under the Abbreviated Agreement shall not conflict with those under this Agreement, and shall not be deemed as an amendment or replacement to this Agreement or any provision under this Agreement. For clarification, in case of any conflicts or discrepancies between any provisions of the Abbreviated Agreement and this Agreement, this Agreement shall prevail.

[Signature Page Follows]

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

[Signature Page]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement by the authorized Representatives of each Party on the date first above written.

Transferor: ChipMOS TECHNOLOGIES (BVI) LTD. (Seal) Signature: Name: Lien-Fa Chou Title: Chairman of the Board	Transferee: Tibet Unigroup Guowei Investment Co., Ltd. (Seal) Signature: Name: Zhao, Wei Guo Title: Executive Director

ChipMOS TECHNOLOGIES INC. (Seal) Signature: Name: Shih-Jye Cheng Title: Chairman of the Board

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

SCHEDULE 1 THE TARGET COMPANY’S SHARE STRUCTURE AT THE CLOSING

No.	Name	At the Closing
		Capital Contribution to the Registered Capital (including the increased capital) (Renminbi)	The Amount of Paid-in Capital (Renminbi)	The Amount of Capital to be Remitted (Renminbi)	Shareholding Ratio
1.	Tibet Unigroup Guowei Investment Co., Ltd.	1,185,044,913	669,516,900	515,528,013	48.0000%
2.	ChipMOS TECHNOLOGIES (BVI) LTD.	1,111,576,624	628,009,392	483,567,232	45.0242%
3.	The Strategic Investors (in aggregate)	172,222,062	97,300,600	74,921,462	6.9758%

	Total	2,468,843,599	1,394,826,892	1,074,016,707	100.0000%

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

ANNEX 1 Disclosure Schedule

[Redacted]

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

ANNEX 2 CHIPMOS TECHNOLOGIES’ AND TRANSFEROR’S REPRESENTATIONS AND WARRANTIES

1.	Power and Authority

The Transferor is a company limited by shares duly established and validly existing under the laws of the British Virgin Islands. The Transferor has all necessary powers and authorities (1) to enter into this Agreement; (2) to carry out its obligations under this Agreement; and (3) to consummate the transaction contemplated under this Agreement. ChipMOS TECHNOLOGIES is a company limited by shares duly established and validly existing under the Laws of Taiwan. ChipMOS TECHNOLOGIES has all necessary powers and authorities (1) to enter into this Agreement; and (2) to carry out its obligations under this Agreement. Due authorization, execution and delivery of this Agreement constitute legal, valid and binding obligations of the Transferor, and can be enforceable against the Transferor in accordance with the terms of this Agreement. The Transferor is not subject to any legal proceeding such as bankruptcy, reorganization, insolvency, litigation or other Claim which may generally result in effect on its creditors’ rights.

2.	No Conflict

ChipMOS TECHNOLOGIES and the Transferor’s execution, delivery and performance of this Agreement will not result in: (1) any violation of any provision of the charter documents of ChipMOS TECHNOLOGIES, the Transferor or the Target Company; (2) any violation of the Laws applicable to them or their assets or business; (3) breach of any agreement, contract or documentation to which they are a party.

3.	Government Approval

Except as explicitly stipulated in this Agreement and set forth in Item 3 of the Disclosure Schedule, to the Transferor’s best knowledge, the execution, delivery and performance of this Agreement by ChipMOS TECHNOLOGIES and the Transferor do not require any consent, approval, authorization or other order from any Government Authority or fulfillment of any recordation or notification with the Government Authority.

4.	Third Party’s Notice and Consent

Except as set forth in Item 4 of the Disclosure Schedule, the execution, delivery and the consummation of the transaction contemplated under this Agreement by ChipMOS TECHNOLOGIES and the Transferor do not require notifying any third party or obtaining consent from any third party.

5.	Ownership of the Target Equity Interest

The Transferor has legitimate title to the Target Equity Interest, and there exists no other Encumbrance. No other third party is entitled to the right of first refusal on the Target Equity Interest.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

6.	Compliance of the Existence and Ownership of the Target Company

(1)	Except as set forth in Item 6(1) of the Disclosure Schedule, (a) the Target Company is a limited liability company duly established and validly existing with its registered capital being fully paid, and the Transferor holds 100% of the Equity Interest in the Target Company; (b) the Target Company has obtained necessary governmental approvals, permits and licenses in connection to its owned or leased property or its operated business; and (c) on the date of this Agreement, the Target Company’s Articles of Association, Business License and other approvals, permits and qualifications remain in full force.

(2)	The establishment and all previous registrations of change of the Target Company comply with the Laws of the PRC in relevant aspects.

(3)	There exists no ownership dispute on the Equity Interest in the Target Company owned by the Transferor, nor any agreement, arrangement or convention related to the purchase and subscription of the Equity Interest in the Target Company. There exists no pending or threatened Claim which has been brought up against the Equity Interest in the Target Company or which will affect such Equity Interest (to the Transferor’s best knowledge), and there exists no reasonable basis for making such Claim nor any known fact which may give rise to such Claim.

7.	Subsidiary and Related Party Transactions

(1)	The Target Company does not own any direct or indirect equity or other investment equities in any other company, partnership or other entities, or have any right to acquire such equity or other rights and interests, including registered or actual owned rights and interests.

(2)	Except as set forth in Item 7(2) of the Disclosure Schedule and the circumstances disclosed in the Target Company’s Financial Statements (as defined in Item 8(1) below), there exists no other currently effective transaction or arrangement (including but not limited to occupied fund, provision of financing, purchase, license, claims or liabilities, etc.) between the Target Company and its Related Parties.

8.	Financing and Accounting

(1)	The Target Company’s Financial Statements are prepared on an accrual basis in compliance with the regulation of the Chinese Accounting Standards, and fairly reflect the financial condition, business performance and cash flow of the Target Company in all material respects. The true copy of the Financial Statements up to December 31, 2015 and the self-clearing amount of the four major statements up to September 30, 2016 of the Target Company (collectively referred to as the “Target Company’s Financial Statements”) have been attached hereto as Item 8(1) of the Disclosure Schedule.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

(2)	The Target Company has established an independent financial calculation system, possesses the financial software with independent and permanent use right, and has been equipped with independent financial personnel, so as to enable the Target Company to make financial decisions required in the daily business operation of the Target Company. Furthermore, the Target Company possesses a normative financial accounting system and financial management system. The Target Company does not share bank accounts with its shareholder, actual controller or its controlled enterprises.

(3)	To the Transferor’s best knowledge, the Target Company has good titles and legitimate and valid use rights to all the assets used in its business, except as set forth in Item 8(3) of the Disclosure Schedule, and such assets are free from all Encumbrance.

9.	No Undisclosed Liability

Except as set forth in the Target Company’s Financial Statements and in Item 8(3) of the Disclosure Schedule, and except for the liabilities arising from the Target Company’s daily business operation, there is no other undisclosed liability of the Target Company, and no current circumstance or event, as reasonably anticipated, which will give rise to such liability. The Target Company does not provide any guarantee to any other party in connection with its liabilities.

10.	No Material Change

Except as set forth in Item 10 of the Disclosure Schedule, commencing September 30, 2016, the Target Company has been carrying out the Company Business in accordance with its regular business process and past business practice. During the period from September 30, 2016 to the date when the Representations and Warranties are made by the Transferor, the Target Company does not have any of the following events:

(1)	an event which will cause the change, beyond the Target Company’s daily business operation, of the assets, liabilities, financial condition and operating status specified on the Target Company’s Financial Statements;

(2)	except for the matters occurring in the Target Company’s daily business operation, the Target Company’s assumption of contingent liabilities arising from its providing guarantee, indemnity or commitment, etc.

(3)	the waiving of any right with a significant economic value to the Target Company;

(4)	any discharge of the Target Company’s creditor’s rights or exemption of the obligation of any other party, unless such discharge or exemption is necessary for the Target Company’s daily business operation and will not constitute or cause Material Adverse Effect;

(5)	except for the matters occurring in the Target Company’s daily business operation, the signing or modifying of any Material Contract (as defined in Item 13(1) below);

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

(6)	the sale or transfer of all or substantially all the properties, intangible assets and intellectual properties of the Target Company;

(7)	the proactive early termination of the employment of any key employees set forth in Item 20(2) of the Disclosure Schedule;

(8)	the creation of any mortgage, or guarantee over the assets of the Target Company;

(9)	except for the matters occurring in the Target Company’s daily business operation, the initiation or creation of any liability, obligation or any similar guarantee to the Target Company;

(10)	any direct or indirect repurchase, redemption, acquisition or transfer of any equity interest in the Target Company (except for the transfer occurring under this Agreement and the transfer to the Strategic Investors);

(11)	any change of the business scope of the Target Company or any engagement in the business that is beyond the Target Company’s daily business scope;

(12)	the conducting of any transaction with any of the Target Company’s shareholders, directors, supervisors, senior executive officers, or direct relatives of or entities controlled by the aforementioned Persons;

(13)	except for the purpose of the performance of this Agreement and other relevant transaction documents, any amendment to the Articles of Association of the Target Company;

(14)	increase or decrease in registered capital of the Target Company;

(15)	the Target Company’s bankruptcy, liquidation or dissolution, or merger with other companies;

(16)	any other matters or events which have Material Adverse Effect on the Target Company.

11.	Business Operation Compliance

Except as disclosed in Item 11 of the Disclosure Schedule, the Target Company currently does not violate, or has not materially violated in the past three years, any applicable Laws. The Target Company engages its business in accordance with all applicable Laws and has obtained all licenses, permits, consents, and authorizations necessary to operate its assets and carry on its business. All of such licenses, permits, consents, and authorizations are legitimate, valid and in full force and effect; none of such licenses, permits, consents, and authorizations will be cancelled or jeopardized due to the transaction contemplated under this Agreement. The Target Company has not received any written or oral notice form the Government Authority notifying the revocation, cancellation or withdrawal of any license, permit, consent, or authorization of the Target Company.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

12.	Claim of Government Authority

Except as set forth in Item 12 of the Disclosure Schedule, there exists no unfinished or pending Claim which will affect the assets or business of the Target Company. There exists no restriction arising from any government order which has the following effects that: (a) results in or has had Material Adverse Effect on the Target Company or its assets; (b) may affect the legality, validity or enforceability of this Agreement; or (c) affects the completion of the transaction contemplated under this Agreement.

13.	Currently Effective Material Contract

(1)	Except for the currently effective material contracts disclosed in Item 13(1) of the Disclosure Schedule, the Target Company does not have any other currently effective contracts or arrangements that meet the Material Standard (as defined below; in addition, the contract that meets the Material Standard is referred to as the “Material Contract”). For the purpose of this Agreement, if, under a contract, agreement or arrangement, the then current annual business revenue from the target products or services or the cost (or payment or liability that is involved or may be involved) for obtaining the products or services is equivalent to or exceeds ten million Renminbi (RMB10,000,000), such contract, agreement or arrangement meets the “Material Standard.” For the purpose of this Agreement, the Transferor has separately disclosed the following to the Transferee: the contracts related to the signing of this Agreement, the performance of the Equity Interest Transfer contemplated, the transfer to the Strategic Investors, the entrust of the Target Company’s Related Party to provide business management services, and the acceptance of the technology license granted by the Target Company’s Related Party contemplated under this Agreement; such contracts are not to be construed as Material Contract. Except as disclosed in Item 13(1) of the Disclosure Schedule, to the Transferor’s best knowledge, each Material Contract: (a) is legally established and binding upon both parties of such contract with full force; and (b) will not trigger any penalty or other adverse consequence due to the transaction contemplated under this Agreement. To the Transferor’s best knowledge, the Target Company has not committed and does not intend to commit any act that is in violation of any Material Contract. The true and complete copies of the currently effective Material Contracts have been provided to the Transferee or its Representative before the date of this Agreement.

(2)	To the Transferor’s best knowledge, the other parties to any Material Contract are not in violation of the contract and do not have violations that are not being cured or remedied. The Target Company has not received any notice of the termination or cancellation of any Material Contract, or of the Target Company’s breach of any Material Contract.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

(3)	Except as disclosed in Item 13(3) of the Disclosure Schedule, the Target Company does not have any of the following currently effective contracts or agreements with any third party: (a) technology, know-how development, license and/or transfer agreement, or non-disclosure agreement; (b) commitment or agreement in connection with a long-term investment, partnership, joint venture or cooperation; (c) any contract with abnormal clauses (including abnormal and obviously unfair clause relating to encumbrance, exclusive, non-compete clause and clauses relating to abnormal market price, joint operation and/or market distribution); (d) guarantee document; or (e) long-term agreements with third parties with a term of no less than two (2) years.

14.	Compliance of Environmental Protection, Fire Prevention, Sanitation and Safety

The Target Company has obtained the licenses and approvals, in the aspects of the environmental protection, fire prevention, sanitation and safety, necessary for the carrying on of the Company Business, and is not in violation of the permits, licenses and approvals in the foregoing aspects (except where the violation has been corrected and the corresponding liability is eliminated).

15.	Intellectual Property Rights

(1)	Item 15(1) of the Disclosure Schedule shows the complete list of domain names, trademarks, copyrights and patents (hereinafter collectively referred to as the “Intellectual Property Rights”) held by the Target Company and registered or recorded with the relevant government agency. To the Transferor’s best knowledge, the Intellectual Property Rights necessary for the Target Company’s carrying on of its existing business are owned by or duly licensed to the Target Company. The Target Company enjoys the statutory, valid and enforceable rights and use rights of the Intellectual Property Rights listed in the Disclosure Schedule and no Encumbrance is created on such rights.

(2)	To the Transferor’s best knowledge, there exists no pending or threatened Claim, dispute, claim or request, that will affect the Intellectual Property Rights held by the Target Company. Neither the Transferor nor the Target Company has received any written notice sent by any Person to question the use right of the Target Company to its owned, licensed, or acquired by other means, Intellectual Property Rights.

16.	Company Assets

Except as set forth in this Agreement and in Item 16 of the Disclosure Schedule, the Target Company owns all the Company Assets or enjoys, by other means, the lawful rights in the Company Assets, on which there is no Encumbrance. The Company Assets constitute all the assets necessary for the daily production and operation of the Target Company during the one (1) year before the date of this Agreement, and such assets are currently held, occupied and used by the Target Company. Among others, the material machinery equipment is in normal condition for repair and operation, and is maintained in normal and proper manner (reasonable wear and tear, temporary shutdown and foreseeable damage excepted).

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

17.	Real Estate

(1)	Item 17(1) of the Disclosure Schedule shows the true and complete list of all the existing land and buildings owned or leased by the Target Company. Except as set forth in Item 17(1), to the Transferor’s best knowledge, the use, operation and occupation of such land and buildings by the Target Company are in compliance with the requirements of the Laws and are not subject to any restrictions (excluding statutory restrictions).

(2)	Except as set forth in Item 17(2) of the Disclosure Schedule, to the Transferor’s best knowledge, there exist no pending or threatened Claim, dispute or request, which will affect the Target Company’s operation, use or occupation of the real estate listed in this Item 17(1).

18.	Insurance

The Target Company shall, at the date of this Agreement, have procured and maintained insurance on the Target Company’s material assets with insurable nature per reasonable commercial level, and the risks covered by such insurance shall be same as those of the insurance generally procured and maintained by those companies that engage in similar business. In addition, within three (3) years prior to the date of this Agreement, there existed no circumstance in which the Target Company was refused insurance. With respect to such insurance:

(1)	The insurance premiums have been fully paid to date in accordance with the requirement of the insurance policies;

(2)	To the Transferor’s best knowledge, all the insurance policies remain in force and shall not be void for any act, inaction or non-disclosure of the insured; and

(3)	There exist no pending, unpaid or disputed claimed amount. To the Transferor’s best knowledge, there exists no circumstance or situation from which any claims may arise.

19.	Employee Welfare Matters

(1)	Except as set forth in Item 19(1) of the Disclosure Schedule, in addition to the normal social security insurance fund, housing fund reserve and the Welfare Plan (as defined below), normal salaries and bonus, the Target Company currently does not have any unconventional remunerations, incentive award, or other bonus, employee pensions, severance payment, insurance, housing welfare or other employee welfare plan, agreement or covenant (each or collectively referred to as the “Welfare Plan”) in relation to its current employees. There exist no pending, or threatened, as known to the Transferor, Claim or dispute in connection with the social security insurance fund, house fund reserve or any Welfare Plan, brought against the Target Company, or any known fact which may give rise to such Claim or dispute. To the Transferor’s best knowledge, all the payment amount, under the social security insurance fund, housing fund reserve and each Welfare Plan, payable by the Target Company and its employees have been normally paid, and there exist no pending or threatened risk of administrative punishment as known to the Transferor, or any known fact which may give rise to such risk.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

(2)	None of the employees of the Target Company shall, relying on its employment contract and by virtue of this Share Transfer, be entitled to request for any raise of their salaries, welfare or improvement of terms and conditions for employment, or gain any compensation, severance payment or settlement fees from the Target Company.

(3)	Except as set forth in Item 19(3) of the Disclosure Schedule, there exists no other collective employment contract between the Target Company and the labor union.

20.	Employment Matters

(1)	To the Transferor’s best knowledge, within five (5) years, the Target Company has not been in violation of the PRC labor Laws or in breach of the employment contract to which the Target Company is a party, and there exist no material, pending or threatened controversy or dispute between the Target Company and any of its employees or the labor union. Currently, there exist no such circumstances as employee strike or closedown in the Target Company.

(2)	Item 20(2) of the Disclosure Schedule shows a complete list of the Target Company’s key employees. To the Transferor’s best knowledge, there exist no pending labor controversy, dispute or arbitration between any of such key employees with their former employers, and such key employees are not subject to any non-competition obligation and all act as the full-time employees of the Target Company.

(3)	Subject to the general principle that the Target Company, which establishes legal relationship with its employees, is entitled to unilaterally terminate the employment contract due to statutory causes, the Target Company shall have the right to terminate the employment relationship with any of its management officers and employees in accordance with the applicable Laws.

21.	Taxation

(1)	To the Transferor’s best knowledge, the Target Company has complied with the PRC taxation Laws in all material respects and has duly paid all the Taxation and interests and penalties due and payable by the Target Company, and the financial statement of the Target Company provided to the Transferee has embodied all the Taxation liability to the date of such financial statement.

(2)	To the Transferor’s best knowledge, the Target Company is not or is unlikely to be obliged to remit or pay back any amount of tax reduction, tax refund or tax incentives or other subsidies, relating to the Target Company, the Company Assets or the Company Business, awarded, provided or paid by any Government Authority to the Target Company.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

22.	Improper Payment

(1)	To the Transferor’s best knowledge, neither the Transferor nor the Target Company has committed any act or transaction as paying any money or providing gifts of significant value, whether directly or through another person, to any Government Authority, government official or corporate officer in order to influence such official or officer to obtain or retain business for, or directing business to the Target Company or any other Person, wherein such acts will constitute a crime or cause the Target Company to incur administrative or criminal liabilities.

(2)	During the negotiation and execution of this Agreement, to the Transferor’s best knowledge, neither the Transferor nor its Related Parties (including their directors and management officers participating in or having access to the Share Transfer transaction, hereinafter collectively referred to as the “Project Representatives”) have, in any form or for any reason, provided any commercial bribery to the Project Representatives of the Transferee by giving money, contributions in kind or consumption, or in other forms. For the purpose of this Article, based on the business reception etiquette and for the purpose of completing the Share Transfer under this Agreement, the Transferor’s provision of work convenience to the Project Representatives of the Transferee as working lunch, accommodation, travels or to making public gifts of low value on the basis of business etiquette shall not be considered as commercial bribery.

23.	Non-Competition

The Target Company is not, at any time, directly or indirectly engaged in the following acts in the PRC:

(1)	To invest (whether by acquiring equity ownership or through contracts) in any company engaging in the same or similar business or conducting the activities constituting direct competition with the Target Company (“Competition Business”);

(2)	To induce or incite any of its key employees to accept the appointment of the Target Company’s Related Parties or any third party, or to recruit such key employees for its Related Parties or any third party;

(3)	To provide consultation, assistance or funds to any third party engaging in Competition Business with the Target Company; or

(4)	The Target Company and the Transferor did not engage in any transaction, had related relationship, or reached business cooperation with the competitors of the Target Company.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

24.	Litigation and Claim

There is no pending, or threatened in writing, any litigation, arbitration, mediation, or administrative or criminal proceeding, in which the Target Company or the Transferor plays the role of the plaintiff, defendant or other party. The Target Company and the Transferor are aware of no threatened litigation, arbitration, mediation, or administrative or criminal proceeding brought against the Target Company or its director, supervisor, senior management officer, or the Transferor. To the Transferor’s best knowledge, there is no fact or matter which may cause any third party to question or raise an objection against this Agreement or the Share Transfer, challenge the validity of this Agreement of the Share Transfer, or cause the Target Company to suffer Material Adverse Effect or change in control, or which may affect the Transferee’s ability to complete the Share Transfer under this Agreement. To the Transferor’s best knowledge, there is no fact or claim directed at the Target Company or the Transferor declaring that the Target Company or the Transferor violates the anti-corruption or anti-bribery Laws.

25.	No Proceeding or Litigation

To the Transferor’s best knowledge, there is no Claim raised by or brought to any Government Authority or non-government department against the Transferor or the Target Company, which is brought up to impede or make material adverse change to the transaction contemplated under this Agreement.

26.	Full Disclosure

To the Transferor’s best knowledge, any and all facts, which are connected with the Transferee and the Target Company and which may have Material Adverse Effect, have been fully disclosed to the Transferee. Any and all the representations or warranties made by the Transferor to the Transferee according to this Agreement are true, accurate and complete, and there is no false record, misrepresentation, or major omission.

ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

EQUITY INTEREST TRANSFER AGREEMENT (TSINGHUA GUO WEI)

ANNEX 3 CERTIFICATION FORMAT OF CHIPMOS TECHNOLOGIES’ AND THE TRANSFEROR’S COMPLIANCE WITH THEIR REPRESENTATIONS AND WARRANTIES

ChipMOS TECHNOLOGIES and the Transferor hereby certify that:

The representations and warranties of ChipMOS TECHNOLOGIES and the Transferor contained in “ChipMOS TECHNOLOGIES (Shanghai) LTD. Equity Interest Transfer Agreement” shall be true and correct in all material respects on and as of the date when they were made and on and as of the Closing (provided that, if such representations and warranties are made on other date, they shall be true and correct in all material respects on such corresponding date), and the representations and warranties (excluding those made on other date) shall have the same validity and effect as though made on the Closing Date.

Furthermore, ChipMOS TECHNOLOGIES and the Transferor shall have complied with and performed in all material respects all covenants and agreements indicated in the Equity Interest Transfer Agreement to be performed by them on or prior to the Closing Date, except those being waived by the Transferee in writing.

We hereby certify as above.

ChipMOS TECHNOLOGIES (BVI) LTD. (Seal) Signature: Authorized Representative: Title:	ChipMOS TECHNOLOGIES INC. (Seal) Signature: Name: Title:

ANNEX 4 FORMATS OF JOINT VENTURE AGREEMENT AND ARTICLES OF ASSOCIATION

ANNEX 5 FORMAT OF BUSINESS MANAGEMENT CONSULTING SERVICE AGREEMENT